Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Janus Aspen Series of our report dated February 10, 2017, relating to the financial statements and financial highlights, which appears in Janus Henderson Balanced Portfolio (formerly Janus Aspen Balanced Portfolio) and Janus Henderson Global Allocation Portfolio – Moderate (formerly Janus Aspen Global Allocation Portfolio – Moderate)’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

December 29, 2017